Exhibit 99.1
VERMILLION ANNOUNCES EFFECTIVENESS OF REVERSE STOCK SPLIT
FREMONT, Calif. (March 3, 2008) — Vermillion, Inc. (Nasdaq: VRML) ( the “Company”), a high-value molecular diagnostics company, announced today that on February 29, 2008, the Company filed its Third Amended and Restated Certificate of Incorporation, which effects a 1-for-10 reverse stock split of the Company’s outstanding common stock. The reverse stock split will be effective with respect to stockholders of record upon the close of business today, March 3, 2008.
The common stock will trade on the NASDAQ Capital Market under the symbol “VRMLD” for 20 trading days beginning March 4, 2008 to designate that it is trading on a post-reverse split basis, and will resume trading under the symbol “VRML” after the 20-day period has expired.
“With the reverse stock split now effective, we believe that a broader group of potential investors can purchase our shares and will recognize the value of our diagnostic programs addressing complex diseases,” said Gail S. Page, President and CEO of Vermillion.
As a result of the reverse stock split, each ten shares of common stock will be combined and reclassified into one share of common stock and the total number of shares outstanding will be reduced from approximately 63.8 million shares to approximately 6.4 million shares.
The Company’s transfer agent, Wells Fargo Shareowner Services, will send instructions to stockholders of record regarding the exchange of certificates for common stock.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology, hematology, cardiology and women’s health with an initial focus in ovarian cancer. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
Forward Looking Statements
This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions and the risks and uncertainties discussed in Vermillion’s latest Form 10-K and Vermillion’s periodic reports on Form 10-Q and Form 8-K. These forward-looking statements are based on Vermillion’s current expectations. Vermillion is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. Forward-looking statements cannot be guaranteed and actual results may differ materially from Vermillion’s current expectations. You are encouraged to read Vermillion’s reports filed with the U.S. Securities and Exchange Commission, available at http://www.sec.gov.
Vermillion, Inc.
Sue Carruthers
510.505.2297
WeissComm Partners
Daryl Messinger
415.946.1062